Exhibit 21.1

GERBER SCIENTIFIC, INC.
SUBSIDIARIES OF THE COMPANY

Subsidiary	State or Jurisdiction of Incorporation or Organization

Gerber Scientific International, Inc.	Connecticut
Gerber Technology Pty., Ltd.	Australia
Gerber Scientific International Limited	Hong Kong
Gerber Technology SA de CV	Mexico
Gerber Technology GmbH	Germany
Gerber Technology NV/SA	Belgium
Gerber Technology SARL	France
Gerber Technology Aktiebalag	Sweden
Gerber Technology, Ltd.	United Kingdom
Gerber Scientific International A/S	Denmark
Gerber Technology LDA	Portugal
Gerber Scientific (Shanghai) Co. Ltd.	China
Gerbertec Maroc SARL	Morocco
Gerber Coburn Optical (Australia) Pty., Ltd.	Australia
Gerber Scientific International Pte., Ltd.	Singapore
Gerber Coburn Optical (U.K.), Ltd.	United Kingdom
Gerber Coburn Optical International, Inc.	Delaware
Gerber Scientific UK, Ltd.	United Kingdom

Spandex Ltd	United Kingdom
H. Brunner GmbH	Germany
Ultramark Adhesive Products Ltd.	United Kingdom
Spandex Benelux NV	Belgium
Spandex France SA	France
Spandex AG	Switzerland
Spandex Kft	Hungary
Spandex s.r.o.	Czech Republic
Spandex Benelux BV	Holland
Gerber Scientific International (Spain) SA	Spain
Gerber Scientific International Italy srl	Italy
Gerber Scientific International Ltd.	Canada
Spandex GmbH	Austria
Spandex Unifol Sro	Slovak Republic
Gerber Scientific International (Australia) Pty. Ltd.	Australia
Spandex Asia Pacific Ltd.	New Zealand
Gerber Scientific International (Sweden) AB	Sweden
Spandex sp. z o.o.	Poland

Other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2008 and are not listed above.